Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
February 4, 2010	Ginny Dunn
4:15 p.m. ET	Associate Director, Corporate Communications & Investor Relations
EntreMed, Inc.
240.864.2643

ENTREMED RAISES ADDITIONAL $2.5 MILLION IN
REGISTERED DIRECT OFFERING

ROCKVILLE, MD, February 4, 2010 – EntreMed, Inc. (Nasdaq: ENMD) today announced that it completed a registered direct offering of 3,846,154 shares of its common stock, at a purchase price of $0.65 per share, to a single accredited institutional investor.  The sale resulted in gross proceeds to the Company of $2.5 million.  The terms of the purchase were set forth in a stock purchase agreement entered into by the parties on February 3, 2010. The per share purchase price reflects a 10% discount to the five-day average closing sale price ending on February 2, 2010.

EntreMed plans to use the net proceeds of the offering, which are expected to be approximately $2.3 million after deducting the placement agent’s fee and estimated offering expenses payable by EntreMed, to further clinical development of its Aurora A/angiogenic kinase inhibitor, ENMD-2076, and for other general corporate purposes.

These securities are being offered through a prospectus supplement and accompanying base prospectus pursuant to the Company’s effective shelf registration statement, previously filed and declared effective by the Securities and Exchange Commission (SEC).  The prospectus supplement related to the offering will be filed with the SEC.  Wharton Capital Markets LLC acted as the exclusive placement agent in connection with this transaction. Copies of the final prospectus supplement and accompanying base prospectus can be obtained from Wharton Capital Markets LLC at 444 Madison Avenue, 40th Floor, New York, NY 10022, or at the SEC’s website at www.sec.gov.

           This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

About EntreMed

EntreMed, Inc. is a clinical-stage pharmaceutical company committed to developing primarily ENMD-2076, a selective angiogenic kinase inhibitor, for the treatment of cancer.  ENMD-2076 is currently in Phase 1 studies in advanced cancers, multiple myeloma, and leukemia.  The Company’s other therapeutic candidates include MKC-1, an oral cell-cycle regulator with activity against the mTOR pathway currently in multiple Phase 2 clinical trials for cancer, and ENMD-1198, a novel antimitotic agent currently in Phase 1 studies in advanced cancers.  The Company also has an approved IND application for Panzem® in rheumatoid arthritis.  Additional information about EntreMed is available on the Company’s web site at www.entremed.com and in various filings with the Securities and Exchange Commission.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance (including the timing of royalty revenues and future R&D expenditures), strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including any unanticipated costs and expenses related to the offering, and other risks set forth in Securities and Exchange Commission filings under "Risk Factors," including the volatility of the Company’s common stock; risks relating to the need for additional capital and the uncertainty of securing additional funding on favorable terms; the failure to consummate a transaction to monetize the royalty stream for any reason, including our inability to obtain the required third-party consents; declines in actual sales of Thalomid® resulting in reduced revenues; risks associated with the Company’s product candidates; the early-stage products under development; results in preclinical models are not necessarily indicative of clinical results; uncertainties relating to preclinical and clinical trials, including delays to the commencement of such trials; success in the clinical development of any products; dependence on third parties; and risks relating to the commercialization, if any, of the Company’s proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).

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